                                                                     Exhibit 5.1

                                November 1, 2001

Nuance Communications, Inc.
1005 Hamilton Court
Menlo Park, CA 94025

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 1, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,072,709 shares of Common Stock, par value $0.001 per share (the "Shares"), reserved for issuance pursuant to the 2000 Stock Plan, the 2000 Employee Stock Purchase Plan, and the 2001 Nonstatutory Stock Option Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. This opinion may be incorporated by reference in any abbreviated Registration Statement filed pursuant to Item E under the General Instructions to Form S-8 under the Securities Act with respect to the Registration Statement.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.